Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2020 Results;

Updates Full Year 2020 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, August 3, 2020 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2020.

Highlights of the second quarter include:

•	Net income of $22.8 million or $0.20 per share and site leasing revenue of $482.4 million

•	AFFO per share growth of 14.8% over the year earlier period on a constant currency basis

•	Tower Cash Flow and Adjusted EBITDA margins of 81.8% and 72.8%, respectively

•	Subsequent to quarter end, issued $1.35 billion of Tower Securities at a blended rate of 2.081%

“We are very pleased with our second quarter results”, commented Jeffrey A. Stoops. “Through the entire period in all of our markets we operated under Covid-19 conditions, and I am extremely proud of the way in which our team members performed, the levels at which they performed and the fine results we were able to provide our customers and the communities we serve. Our operational performance, as best evidenced by our margins, continues to be excellent, and I commend all of our team members. In the US, activity levels were similar to first quarter levels but slower than the comparable year-ago period. We’ve seen a slower start than we expected to new revenue bookings post the T-Mobile-Sprint merger, but recent increases in leasing activities and backlogs give us confidence in the rest of the year. We expect to see increasing levels of operational activity in the US as we move through the year, with the reported financial results to follow. Internationally, demand remains solid as well although several of our markets have been particularly hard hit by the Covid-19 crisis, which we anticipate temporarily affecting the level of capital investment by some of our international wireless carrier customers. However, in these markets in particular the pandemic has highlighted the critical role of wireless as the primary source of broadband services, even before consideration of all of the benefits 5G service will bring. As business and consumer economic conditions improve in these markets we expect wireless capital spending will increase even more.”

“In addition to our strong operational performance, during the second quarter and early third quarter, we took advantage of very favorable capital markets conditions to build a fortress balance sheet. We lowered our weighted average interest rate, extended our maturities and increased liquidity to record levels. We are comfortable at current leverage levels, with future capital allocation priorities first to our dividend and then the substantial remaining amount of investable capital to opportunistic portfolio growth and stock repurchases. During these challenging times, we realize and appreciate the essential nature and mission-criticality of our business. We expect to stay very busy serving our customers and communities, helping to continuously improve wireless service in general, and deploying 5G service in particular, while we execute well against increasing operational demand and grow AFFO per share materially”.

Operating Results

The table below details select financial results for the three months ended June 30, 2020 and comparisons to the prior year period.

					% Change
					excluding
	Q2 2020	Q2 2019	$ Change	% Change	FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$482.4	$459.0	$23.4	5.1%	9.8%
Site development revenue	24.8	41.1	(16.3)	(39.7%)	(39.7%)
Tower cash flow (1)	394.1	367.9	26.2	7.1%	11.1%
Net income	22.8	32.0	(9.2)	(28.8%)	74.7%
Earnings per share - diluted	0.20	0.28	(0.08)	(28.6%)	73.9%
Adjusted EBITDA (1)	368.8	347.2	21.6	6.2%	10.1%
AFFO (1)	259.9	240.1	19.8	8.3%	13.7%
AFFO per share (1)	2.29	2.09	0.20	9.6%	14.8%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Total revenues in the second quarter of 2020 were $507.2 million compared to $500.1 million in the year earlier period, an increase of 1.4%. Site leasing revenue in the quarter of $482.4 million was comprised of domestic site leasing revenue of $388.0 million and international site leasing revenue of $94.4 million. Domestic cash site leasing revenue was $387.1 million in the second quarter of 2020 compared to $366.7 million in the year earlier period, an increase of 5.6%. International cash site leasing revenue was $95.0 million in the second quarter of 2020 compared to $89.4 million in the year earlier period, an increase of 6.2%, or 30.2% excluding the impact of changes in foreign currency exchange rates. Site development revenues were $24.8 million in the second quarter of 2020 compared to $41.1 million in the year earlier period, a decrease of 39.7%.

Site leasing operating profit was $390.8 million, an increase of 6.9% over the year earlier period. Site leasing contributed 98.8% of the Company’s total operating profit in the second quarter of 2020. Domestic site leasing segment operating profit was $323.9 million, an increase of 6.7% over the year earlier period. International site leasing segment operating profit was $66.9 million, an increase of 8.0% over the year earlier period.

Tower Cash Flow for the second quarter of 2020 of $394.1 million was comprised of Domestic Tower Cash Flow of $326.2 million and International Tower Cash Flow of $67.9 million. Domestic Tower Cash Flow for the quarter increased 6.6% over the prior year period and International Tower Cash Flow increased 9.7% over the prior year period, or 33.2% on a constant currency basis. Tower Cash Flow Margin was 81.8% for the second quarter of 2020, as compared to 80.7% for the year earlier period.

Net income for the second quarter of 2020 was $22.8 million, or $0.20 per share, and included a $20.4 million loss, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries. Net income for the second quarter of 2019 was $32.0 million, or $0.28 per share, and included a $6.0 million gain, net of taxes, on the currency related remeasurement of U.S. dollar denominated intercompany loans with foreign subsidiaries.

Adjusted EBITDA for the quarter was $368.8 million, a 6.2% increase over the prior year period. Adjusted EBITDA Margin was 72.8% in the second quarter of 2020 compared to 69.8% in the second quarter of 2019.

Net Cash Interest Expense was $95.0 million in the second quarter of 2020 compared to $95.9 million in the second quarter of 2019, a decrease of 0.9%.

AFFO for the quarter was $259.9 million, an 8.3% increase over the prior year period. AFFO per share for the second quarter of 2020 was $2.29, a 9.6% increase over the prior year period, and 14.8% on a constant currency basis.

Investing Activities

During the second quarter of 2020, SBA acquired 16 communication sites for total cash consideration of $13.4 million. SBA also built 79 towers during the second quarter of 2020. As of June 30, 2020, SBA owned or operated 32,610 communication sites, 16,478 of which are located in the United States and its territories, and 16,132 of which are located internationally. In addition, the Company spent $12.9 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2020 were $57.2 million, consisting of $8.3 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $48.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

Subsequent to the second quarter of 2020, the Company acquired 25 communication sites and one data center for an aggregate consideration of $61.6 million in cash. In addition, the Company has agreed to purchase and anticipates closing on 100 additional communication sites for an aggregate amount of $42.0 million. The Company anticipates that the majority of these acquisitions will be consummated by the end of the fourth quarter of 2020.

Financing Activities and Liquidity

SBA ended the second quarter of 2020 with $10.7 billion of total debt, $7.3 billion of total secured debt, $475.0 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $10.2 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.9x and 4.6x, respectively.

On May 26, 2020, the Company issued an additional $500.0 million of unsecured Senior Notes at 99.500% of par value under the same series of securities as the $1.0 billion, 3.875% Senior Notes due February 14, 2027 issued on February 4, 2020 (collectively the “2020 Senior Notes”). Interest on the 2020 Senior Notes is due semi-annually on February 15 and August 15 of each year, beginning on August 15, 2020. Net proceeds from this offering were used to repay the entire amount outstanding under the Revolving Credit Facility and for general corporate purposes.

On July 14, 2020, the Company, through a trust, issued $750.0 million of 1.884% Secured Tower Revenue Securities Series 2020-1C which have an anticipated repayment date of January 9, 2026 and a final maturity date of July 11, 2050 and $600.0 million of 2.328% Secured Tower Revenue Securities Series 2020-2C which have an anticipated repayment date of January 11, 2028 and a final maturity date of July 9, 2052 (collectively the “2020 Tower Securities”). The aggregate $1.35 billion of 2020 Tower Securities have a blended interest rate of 2.081% and a weighted average life through the anticipated repayment date of 6.4 years. Net proceeds from this offering were used to repay the entire aggregate principal amount of the 2015-1C Tower Securities ($500.0 million) and the 2016-1C Tower Securities ($700.0 million). The remaining net proceeds were used for general corporate purposes.

As of the date of this press release, the Company had no amount outstanding under the $1.25 billion Revolving Credit Facility.

The Company did not repurchase any shares of its Class A common stock during the second quarter. As of the date of this filing, the Company has $424.3 million of authorization remaining under its approved repurchase plan.

In the second quarter of 2020, the Company declared and paid a cash dividend of $52.0 million.

In addition, the Company announced today, August 3, 2020, that its Board of Directors has declared a quarterly cash dividend of $0.465 per share of the Company’s Class A common stock. The distribution is payable September 22, 2020 to the shareholders of record at the close of business on August 25, 2020.

Outlook

The Company is updating its full year 2020 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2020 Outlook assumes the acquisitions of only those communication sites under contract and anticipated to close at the time of this press release. The Company may spend additional capital in 2020 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2020 guidance. The Outlook also does not contemplate any additional repurchases of the Company’s stock during 2020, although the Company may ultimately spend capital to repurchase some of its stock during the year.

The Company’s Outlook assumes an average foreign currency exchange rate of 5.45 Brazilian Reais to 1.0 U.S. Dollar, 1.37 Canadian Dollars to 1.0 U.S. Dollar, and 17.3 South African Rand to 1.0 U.S. Dollar throughout the last two quarters of 2020. When compared to the Company’s full year 2020 Outlook provided May 5, 2020, the variances in the actual second quarter foreign currency exchange rates versus the Company’s assumptions, and the changes in the Company’s foreign currency rate assumptions for the remainder of the year, positively impacted the 2020 full year Outlook by the amounts indicated in the chart below.

				Change from	Change from
				May 5, 2020	May 5, 2020
				Outlook	Outlook
(in millions, except per share amounts)	Full Year 2020			Due to FX (7)	Excluding FX (7)
Site leasing revenue (1)	$1,937.0	to	$1,957.0	$3.0	$4.0
Site development revenue	$110.0	to	$130.0	$—	$—
Total revenues	$2,047.0	to	$2,087.0	$3.0	$4.0
Tower Cash Flow (2)	$1,577.0	to	$1,597.0	$2.0	$5.0
Adjusted EBITDA (2)	$1,471.0	to	$1,491.0	$2.0	$5.0
Net cash interest expense (3)	$375.0	to	$385.0	$—	$4.0
Non-discretionary cash capital expenditures (4)	$31.0	to	$41.0	$—	$(1.0)
AFFO (2)	$1,018.0	to	$1,063.0	$2.0	$2.5
AFFO per share (2) (5)	$8.94	to	$9.33	$0.020	$0.025
Discretionary cash capital expenditures (6)	$325.0	to	$345.0	$1.0	$54.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(3)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(4)	Consists of tower maintenance and general corporate capital expenditures.
(5)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 113.9 million. Our Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2020.

(6)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(7)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, August 3, 2020 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, August 3, 2020 at 5:00 PM (EDT), please dial-in by 4:45 PM
Dial-in Number:	(844) 721-7241
Access Code:	8916462
Conference Name:	SBA Second Quarter Results
Replay Available:	August 3, 2020 at 11:00 PM to August 17, 2020 at 12:00 AM (TZ: Eastern)
Replay Number:	(866) 207-1041 – Access Code: 1062990
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and our earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) operational and leasing activity and backlog in 2020 and customer demand, (ii)the level of capital investment by international wireless carrier customers and the impact of economic conditions on capital spending, including the continued impact of the COVID-19 pandemic, (iii) the impact of carrier network investment and 5G deployment in 2020, (iv) the Company’s leverage levels and future capital allocation strategy, (v) the Company’s financial and operational performance in 2020, including growth in AFFO per share, (vi) the Company’s revised financial and operational guidance for the full year 2020, the assumptions it made and the drivers contributing to its full year guidance and the changes thereto, (vii) the timing of closing for currently pending acquisitions, and (viii) foreign exchange rates and their impact on the Company’s financial and operational guidance.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth; (3) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers, including the impact of the completed T-Mobile and Sprint merger, on the Company’s leasing revenue; (6) the

Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, South Africa and in other international markets; (11) the ability of Dish to become and compete as a nationwide carrier; (12) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (13) the ability of the Company to achieve its long-term stock repurchases strategy, which will depend, among other things, on the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions; (14) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2020; (15) the extent and duration of the impact of the COVID-19 crisis on the global economy, on the Company’s business and results of operations, and on foreign currency exchange rates; and (16) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the availability of sufficient towers for sale to meet our targets, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2020 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 24, 2020 and Quarterly Report on Form 10-Q filed with the Commission on May 6, 2020.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America and South Africa. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2020	2019	2020	2019
Revenues:
Site leasing	$482,403	$459,003	$974,758	$911,186
Site development	24,823	41,144	49,534	82,254

Total revenues	507,226	500,147	1,024,292	993,440

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	91,598	93,460	187,397	186,175
Cost of site development	19,904	30,988	39,620	62,089
Selling, general, and administrative expenses (1)	49,088	55,524	98,704	106,483
Acquisition and new business initiatives related adjustments and expenses	4,634	2,539	8,433	4,976
Asset impairment and decommission costs	6,242	9,620	20,597	15,391
Depreciation, accretion, and amortization	178,706	171,564	361,285	342,602

Total operating expenses	350,172	363,695	716,036	717,716

Operating income	157,054	136,452	308,256	275,724

Other income (expense):
Interest income	699	1,581	1,584	3,381
Interest expense	(95,687)	(97,447)	(191,538)	(196,114)
Non-cash interest expense	(2,337)	(651)	(4,743)	(1,292)
Amortization of deferred financing fees	(5,188)	(5,116)	(10,328)	(10,176)
Loss from extinguishment of debt, net	—	—	(16,864)	—
Other (expense) income, net	(31,588)	12,762	(257,885)	12,254

Total other expense, net	(134,101)	(88,871)	(479,774)	(191,947)

Income (loss) before income taxes	22,953	47,581	(171,518)	83,777
Benefit (provision) for income taxes	165	(15,608)	66,702	(25,815)

Net income (loss)	23,118	31,973	(104,816)	57,962
Net (income) loss attributable to noncontrolling interests	(305)	—	569	—

Net income (loss) attributable to SBA Communications Corporation	$22,813	$31,973	$(104,247)	$57,962

Net income (loss) per common share attributable to SBA Communications Corporation:
Basic	$0.20	$0.28	$(0.93)	$0.51

Diluted	$0.20	$0.28	$(0.93)	$0.51

Weighted average number of common shares
Basic	111,738	113,205	111,823	112,958

Diluted	113,634	114,940	111,823	114,643

(1)	Includes non-cash compensation of $18,131 and $24,131 for the three months ended June 30, 2020 and 2019, and $33,684 and $46,736 for the six months ended June 30, 2020 and 2019, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2020	2019
ASSETS	(unaudited )
Current assets:
Cash and cash equivalents	$207,487	$108,309
Restricted cash	41,684	30,243
Accounts receivable, net	91,295	132,125
Costs and estimated earnings in excess of billings on uncompleted contracts	18,877	26,313
Short-term investments	225,853	534
Prepaid expenses and other current assets	38,890	36,747

Total current assets	624,086	334,271
Property and equipment, net	2,658,889	2,794,602
Intangible assets, net	3,174,567	3,626,773
Right-of-use assets, net	2,375,247	2,572,217
Other assets	557,750	432,078

Total assets	$9,390,539	$9,759,941

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$26,353	$31,846
Accrued expenses	65,581	67,618
Current maturities of long-term debt	24,000	522,090
Deferred revenue	130,670	113,507
Accrued interest	50,420	49,269
Current lease liabilities	229,850	247,015
Other current liabilities	25,785	16,948

Total current liabilities	552,659	1,048,293
Long-term liabilities:
Long-term debt, net	10,555,568	9,812,335
Long-term lease liabilities	2,113,602	2,279,400
Other long-term liabilities	459,353	270,868

Total long-term liabilities	13,128,523	12,362,603
Redeemable noncontrolling interests	14,349	16,052
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 111,918 shares and 111,775 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1,119	1,118
Additional paid-in capital	2,534,423	2,461,335
Accumulated deficit	(5,972,657)	(5,560,695)
Accumulated other comprehensive loss, net	(867,877)	(568,765)

Total shareholders’ deficit	(4,304,992)	(3,667,007)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$9,390,539	$9,759,941

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,118	$31,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	178,706	171,564
Non-cash asset impairment and decommission costs	6,163	9,286
Non-cash compensation expense	18,579	24,487
Amortization of deferred financing fees	5,189	5,115
Loss (gain) on remeasurement of U.S. dollar denominated intercompany loans	31,176	(9,087)
Deferred income tax (benefit) expense	(5,503)	11,352
Other non-cash items reflected in the Statements of Operations	3,748	(1,083)
Changes in operating assets and liabilities, net of acquisitions:
AR and costs and est. earnings in excess of billings on uncompleted contracts, net	14,415	(6,477)
Prepaid expenses and other assets	3,622	4,045
Operating lease right-of-use assets, net	29,378	23,121
Accounts payable and accrued expenses	8,818	6,903
Accrued interest	17,723	14,176
Long-term lease liabilities	(25,116)	(22,080)
Other liabilities	4,660	(4,542)

Net cash provided by operating activities	314,676	258,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(29,504)	(95,895)
Capital expenditures	(27,688)	(36,411)
Net purchases of investments	(225,014)	(30,546)
Other investing activities	248	(7,647)

Net cash used in investing activities	(281,958)	(170,499)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(485,000)	(30,000)
Proceeds from issuance of Senior Notes, net of fees	491,690	—
Proceeds from employee stock purchase/stock option plans, net of taxes	42,935	24,446
Repurchase and retirement of common stock	—	(94,572)
Payment of dividends on common stock	(51,970)	—
Other financing activities	(6,441)	(6,290)

Net cash used in financing activities	(8,786)	(106,416)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,909)	1,103
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	22,023	(17,059)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	229,615	143,871

End of period	$251,638	$126,812

Selected Capital Expenditure Detail

	For the three	For the six
	months ended	months ended
	June 30, 2020	June 30, 2020
	(in thousands)
Construction and related costs on new builds	$10,981	$28,012
Augmentation and tower upgrades	8,392	21,423
Non-discretionary capital expenditures:
Tower maintenance	6,986	15,180
General corporate	1,329	2,364

Total non-discretionary capital expenditures	8,315	17,544

Total capital expenditures	$27,688	$66,979

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2020	16,463	16,052	32,515
Sites acquired during the second quarter	8	8	16
Sites built during the second quarter	6	73	79
Sites decommissioned/reclassified during the second quarter	1	(1)	—

Sites owned at June 30, 2020	16,478	16,132	32,610

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Segment revenue	$388,018	$369,180	$94,385	$89,823	$24,823	$41,144
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(64,093)	(65,576)	(27,505)	(27,884)	(19,904)	(30,988)

Segment operating profit	$323,925	$303,604	$66,880	$61,939	$4,919	$10,156

Segment operating profit margin	83.5%	82.2%	70.9%	69.0%	19.8%	24.7%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1)    Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2)     Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3)    FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4)    Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5)     Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2016 Senior Notes, 2017 Senior Notes, and 2020 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Second quarter
	2020 year	Foreign	Growth excluding
	over year	currency	foreign
	growth rate	impact	currency impact
Total site leasing revenue	5.1%	(4.7%)	9.8%
Total cash site leasing revenue	5.7%	(4.7%)	10.4%
Int’l cash site leasing revenue	6.2%	(24.0%)	30.2%
Total site leasing segment operating profit	6.9%	(4.0%)	10.9%
Int’l site leasing segment operating profit	8.0%	(23.4%)	31.4%
Total site leasing tower cash flow	7.1%	(4.0%)	11.1%
Int’l site leasing tower cash flow	9.7%	(23.5%)	33.2%
Net income	(28.8%)	(103.5%)	74.7%
Earnings per share - diluted	(28.6%)	(102.5%)	73.9%
Adjusted EBITDA	6.2%	(3.9%)	10.1%
AFFO	8.3%	(5.4%)	13.7%
AFFO per share	9.6%	(5.2%)	14.8%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months		For the three months		For the three months
	ended June 30,		ended June 30,		ended June 30,
	2020	2019	2020	2019	2020	2019
	(in thousands)
Site leasing revenue	$388,018	$369,180	$94,385	$89,823	$482,403	$459,003
Non-cash straight-line leasing revenue	(937)	(2,499)	591	(393)	(346)	(2,892)

Cash site leasing revenue	387,081	366,681	94,976	89,430	482,057	456,111
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(64,093)	(65,576)	(27,505)	(27,884)	(91,598)	(93,460)
Non-cash straight-line ground lease expense	3,237	4,888	441	380	3,678	5,268

Tower Cash Flow	$326,225	$305,993	$67,912	$61,926	$394,137	$367,919

Tower Cash Flow Margin	84.3%	83.4%	71.5%	69.2%	81.8%	80.7%

Forecasted Tower Cash Flow for Full Year 2020

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Site leasing revenue	$1,937.0	to	$1,957.0
Non-cash straight-line leasing revenue	(5.0)	to	$—

Cash site leasing revenue	1,932.0	to	1,957.0
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(366.0)	to	$(376.0)
Non-cash straight-line ground lease expense	11.0	to	$16.0

Tower Cash Flow	$1,577.0	to	$1,597.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months
	ended June 30,
	2020	2019
	(in thousands)
Net income	$23,118	$31,973
Non-cash straight-line leasing revenue	(346)	(2,892)
Non-cash straight-line ground lease expense	3,678	5,268
Non-cash compensation	18,579	24,487
Other expense (income), net	31,588	(12,762)
Acquisition and new business initiatives related adjustments and expenses	4,634	2,539
Asset impairment and decommission costs	6,242	9,620
Interest income	(699)	(1,581)
Total interest expense (1)	103,212	103,214
Depreciation, accretion, and amortization	178,706	171,564
(Benefit) provision for taxes (2)	55	15,808

Adjusted EBITDA	$368,767	$347,238

Annualized Adjusted EBITDA (3)	$1,475,068	$1,388,952

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)

For the three months ended June 30, 2020 and 2019, these amounts included $220 and $200, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months
	ended June 30,
	2020	2019
	(in thousands)
Total revenues	$507,226	$500,147
Non-cash straight-line leasing revenue	(346)	(2,892)

Total revenues minus non-cash straight-line leasing revenue	$506,880	$497,255

Adjusted EBITDA	$368,767	$347,238

Adjusted EBITDA Margin	72.8%	69.8%

Forecasted Adjusted EBITDA for Full Year 2020

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

	Full Year 2020
	(in millions)
Net (loss) income	$(21.0)	to	$29.0
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	11.0	to	16.0
Non-cash compensation	65.5	to	$60.5
Loss from extinguishment of debt, net	18.5	to	$19.5
Other expense, net	267.5	to	$262.5
Acquisition and new business initiatives related adjustments and expenses	19.5	to	$14.5
Asset impairment and decommission costs	40.5	to	$35.5
Interest income	(4.5)	to	$(1.5)
Total interest expense (1)	418.0	to	$406.0
Depreciation, accretion, and amortization	712.5	to	$705.5
Benefit for taxes (2)	(51.5)	to	$(56.5)

Adjusted EBITDA	$1,471.0	to	$1,491.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The table below sets forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the three months
	ended June 30,
(in thousands, except per share amounts)	2020	2019
Net income	$23,118	$31,973
Real estate related depreciation, amortization, and accretion	177,638	170,470
Asset impairment and decommission costs (1)	6,242	9,620
Adjustments for unconsolidated joint ventures	—	1,193

FFO	$206,998	$213,256
Adjustments to FFO:
Non-cash straight-line leasing revenue	(346)	(2,892)
Non-cash straight-line ground lease expense	3,678	5,268
Non-cash compensation	18,579	24,487
Adjustment for non-cash portion of tax (benefit) provision	(5,503)	11,351
Non-real estate related depreciation, amortization, and accretion	1,068	1,094
Amortization of deferred financing costs and debt discounts	7,525	5,767
Other expense (income), net	31,588	(12,762)
Acquisition and new business initiatives related adjustments and expenses	4,634	2,539
Non-discretionary cash capital expenditures	(8,315)	(8,565)
Adjustments for unconsolidated joint ventures	—	554

AFFO	$259,906	$240,097

Weighted average number of common shares (2)	113,634	114,940

AFFO per share	$2.29	$2.09

(1)	Prior year amounts have been reclassed to conform to the current year presentation.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Forecasted AFFO for the Full Year 2020

The table below sets forth the reconciliation of the forecasted AFFO and AFFO per share set forth in the Outlook section to its most comparable GAAP measurement for the full year 2020:

(in millions, except per share amounts)	Full Year 2020
Net (loss) income	$(21.0)	to	$29.0
Real estate related depreciation, amortization, and accretion	707.0	to	$699.0
Asset impairment and decommission costs	40.5	to	35.5

FFO	$726.5	to	$763.5
Adjustments to FFO:
Non-cash straight-line leasing revenue	(5.0)	to	—
Non-cash straight-line ground lease expense	11.0	to	16.0
Non-cash compensation	65.5	to	60.5
Adjustment for non-cash portion of tax benefit	(78.0)	to	$(78.0)
Non-real estate related depreciation, amortization, and accretion	5.5	to	6.5
Amort. of deferred financing costs and debt discounts	28.0	to	$29.0
Loss from extinguishment of debt, net	18.5	to	19.5
Other expense, net	267.5	to	262.5
Acquisition and new business initiatives related adjustments and expenses	19.5	to	14.5
Non-discretionary cash capital expenditures	(41.0)	to	(31.0)

AFFO	$1,018.0	to	$1,063.0

Weighted average number of common shares (1)	113.9	to	113.9

AFFO per share	$8.94	to	$9.33

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2020.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2020
(in thousands)
2013-2C Tower Securities	$575,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2016-1C Tower Securities	700,000
2017-1C Tower Securities	760,000
2018-1C Tower Securities	640,000
2019-1C Tower Securities	1,165,000
2018 Term Loan	2,352,000

Total secured debt	7,312,000
2016 Senior Notes	1,100,000
2017 Senior Notes	750,000
2020 Senior Notes	1,500,000

Total unsecured debt	3,350,000

Total debt	$10,662,000

Leverage Ratio
Total debt	$10,662,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(475,024)

Net debt	$10,186,976

Divided by: Annualized Adjusted EBITDA	$1,475,068

Leverage Ratio	6.9x

Secured Leverage Ratio
Total secured debt	$7,312,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(475,024)

Net Secured Debt	$6,836,976

Divided by: Annualized Adjusted EBITDA	$1,475,068

Secured Leverage Ratio	4.6x